Exhibit 10.1

EYEGATE PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, entered into as of October 21, 2021 (this “Agreement”), is made by and between Bayon Therapeutics Pty Ltd, an Australian proprietary company limited by shares (the “Employer”), EyeGate Pharmaceuticals, Inc., a Delaware corporation (“EyeGate”), and Eric J. Daniels, MD, MBA (the “Employee”).

WHEREAS, the Employer desires to employ the Employee and the Employee desires to be employed by the Employer, upon and subject to the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto hereby agree as follows:

1.             Freedom to Contract. The Employee represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement, and that he will not disclose to the Employer, or use for the Employer’s benefit, any trade secrets or confidential information which is the property of any other party.

2.             Employment. The Employer hereby employs the Employee, and the Employee hereby accepts his employment by the Employer, subject to and upon the terms and conditions set forth herein.

3.             Effective Date and Term. The effective time of this Agreement shall be as of October 21, 2021 (the “Effective Date”) and such employment shall continue thereafter in full force and effect until terminated in accordance with the provisions of this Agreement. The obligations and agreements of the Employee pursuant to Sections 8.7, 10.2, 10.3, 11 and 12 hereof shall survive the termination of this Agreement for any reason.

4.             Title and Duties; Extent of Services.

4.1              The Employee shall promote the business and affairs of the Employer as Managing Director and Chief Development Officer. The Employee shall also serve as Chief Development Officer of EyeGate. As Chief Development Officer of the Employer and EyeGate and Managing Director of the Employer, the Employee shall have such duties and responsibilities as may be assigned to him by EyeGate’s President and Chief Executive Officer and its Board of Directors (the “Board of Directors”) from time to time and such other duties and responsibilities as are normal and customary for Chief Development Officers and Managing Directors. The Employee shall report and be responsible to the Board of Directors. The Employee shall devote his best efforts and entire time, attention and energies to the business and affairs of the Employer and EyeGate. Unless the Employee has received the approval of the Board of Directors, he shall not participate in any other business or render services to any other business, as a principal, consultant, employee, or in any other capacity.

4.2              During his employment, the Employee may serve on the board of directors, board of advisors, or other similar governing or advisory boards of other companies, institutions, or organizations with the prior written consent of the Board of Directors (not to be unreasonably withheld), provided that: (i) the Employee does not use proprietary, confidential and/or trade secret information, property, assets or employees of the Employer or EyeGate in engaging in such activities; (ii) any such activities do not pose a conflict of interest or interfere with the Employee’s duties to the Employer; and (iii) any such activities are not directly or indirectly for or for the benefit of a business engaged in any commercial activity that is competitive with EyeGate or the Employer or otherwise in breach of the Confidentiality Agreement. The Employer and EyeGate agree that the Employee may continue to serve on the board of directors of Okogen, Inc. and the medical advisory board of Bimini Technologies subject to the preceding clauses (i) through (iii).

5.             [Reserved]

6.             Compliance with Policies. Employee acknowledges and agrees that compliance with Employer’s and EyeGate’s policies, practices, and procedures is a term and condition of his employment under this Agreement.

7.             Location of Employment. Employee shall work out of Employee’s home office near Melbourne, Australia or shall work at any other location mutually agreed upon by the Employer and the Employee, provided that Employee will be required to travel regularly to EyeGate’s Massachusetts office or other locations, and elsewhere for business from time to time, consistent with the Employer’s business needs.

8.             Compensation and Benefits.

8.1              Salary. The Employer shall pay the Employee a salary at the rate of Forty-One Thousand Australian Dollars (AUD$41,000.00) per month (which annualizes to Four Hundred Ninety-Two Thousand Australian Dollars (AUD$492,000.00)), payable bi-weekly in arrears or otherwise in accordance with the Employer’s normal and customary payroll practices applicable to all of its employees. The amount of salary payable by Employer pursuant to this Section 8.1 shall be inclusive of all superannuation entitlements (statutory or otherwise) and subject to such deductions or amounts to be withheld as shall be required under applicable law or as lawfully requested by the Employee.

8.2              Performance Bonus. The Employee shall be eligible to receive a performance bonus in respect of each fiscal year of the Employer. Payment of any such performance bonus and the amount, if any, of any such performance bonus shall be entirely at the discretion of the Board of Directors, with an annual target of up to forty percent (40%) of the Employee’s annual base salary. In determining the amount of any performance bonus to be paid to Employee under this Section 8.2, the Board of Directors shall consider the extent to which the performance criteria established between the Employee and the Board of Directors with respect to such fiscal year has been achieved. In the event that the Board of Directors determines, in its discretion, to make payment of a performance bonus to Employee pursuant to this Section 8.2, then Employer shall use best efforts to make payment of such performance bonus within sixty (60) calendar days of the end of the applicable fiscal year of the Employer. Notwithstanding anything express or implied in this Section 8.2 to the contrary, the Employee must remain an employee of the Employer on the date that the Employer makes payment of any performance bonus pursuant to this Section 8.2 in order to receive any performance bonus.

8.3              Medical Benefits. During the term of this Agreement, the Employer shall reimburse the Employee’s cost of private family health insurance

8.4              Sick Leave and Vacation. During the term of this Agreement, the Employee shall be entitled to paid sick leave and vacation consistent with the Fair Work Act 2009 (Act) and the Employer’s policy concerning sick leave and vacation.

8.5              Other Benefits. During the term of the Employee’s employment with the Employer pursuant to this Agreement, the Employee shall be entitled to receive such other retirement, welfare and fringe benefits (“employee benefits”) as are provided by the Employer to its senior executives and/or key employees, in each case in accordance with the terms and conditions set forth in the plan, agreement or arrangement representing or evidencing such benefits.

8.6              Discretionary Nature of Benefits. The Employee understands that the Employer may amend, change or cancel or terminate any of its employment policies and “employee benefits” at any time as allowed by law or by any applicable plan, agreement or arrangement representing or evidencing such employee benefits.

8.7              Taxes. All compensation and benefits (including, without limitation, any superannuation, fringe benefits, bonuses, non-cash compensation, subsidies, severance pay or benefits under Article 8 and Section 10.2 hereof) payable or to be provided to the Employee shall be subject to all applicable withholding taxes, to applicable foreign, federal, state and local deductions, and to any other proper deductions

9.             Stock Options; Acceleration Upon Change of Control.

9.1              The Employee shall be eligible for grants of stock options (the “Options”) under EyeGate’s 2014 Equity Incentive Plan, as may be amended from time to time (the “Plan”), subject to the discretion of the Board of Directors. The Options shall be incentive stock options to purchase shares of EyeGate’s common stock, USD$0.01 par value per share (the “Common Stock”). The Options, if any, shall be subject to, and governed by, the terms and provisions of the Plan and stock option agreement(s) granted thereunder (“Stock Option Agreements”).

9.2              Subject to approval by the Compensation Committee of the Board of Directors, the Employee shall be granted Options to purchase 50,000 shares of Common Stock, effective upon the Effective Date of this Agreement (the “Option Grant Date”).  Such Options shall vest based on the Employee’s continued employment with the Employer as follows: (a) one-third (1/3) of the shares subject such Options shall vest on the first anniversary of the Option Grant Date and (b) thereafter, one twenty-fourth (1/24) of the remaining shares on the last day of each of the twenty-four (24) consecutive months commencing with the month next following the first anniversary of the Option Grant Date.  Such Options shall, in all events, be subject to the terms of the Plan.

9.3              Upon a Change of Control, all of the Employee’s then unvested stock options and/or restricted stock awards granted to the Employee prior to such Change of Control under the Plan, including, but not limited to, all stock options granted pursuant to Section 9.2, shall become fully vested and immediately exercisable, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and EyeGate and the Employee hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision. For the purposes hereof, a “Change of Control” occurs upon (a) the closing of any merger or consolidation of EyeGate with any other unrelated person or entity, or (b) the sale of all or substantially all of the assets of EyeGate to another unrelated person or entity, or (c) the sale of more than fifty percent (50%) of the total fair market value or total voting power of the stock of EyeGate to an unrelated party, such that, in each case, the transaction has been approved by EyeGate’s stockholders, and in which the stockholders of EyeGate immediately prior to such merger, consolidation or sale shall, immediately after such merger, consolidation or sale, own less than fifty percent (50%) of the issued and outstanding capital stock of the person or entity that is the surviving company of any such merger or consolidation, or the acquirer in the case of any such sale of all or substantially all of the assets of EyeGate. The provisions of this paragraph shall apply only if the Employee is the Managing Director and Chief Development Officer of the Employer at the time of a Change of Control.

10.           Termination.

10.1          Termination Rights of the Parties. The Employee or the Employer may terminate the Employee’s employment at any time by giving the other party thirty (30) calendar days’ prior written notice thereof, whereupon such employment shall terminate. The date on which the Employee’s employment terminates hereunder is hereinafter referred to as the “Termination Date”.

10.2          Employee’s Right to Compensation Following Termination; Severance Pay.

(a)                If the Employee’s employment hereunder terminates for any reason whatsoever, the Employer shall pay his (or, in the case of death, his estate) all accrued but unpaid base salary and vacation pay through and including the Termination Date, which amounts shall be paid to the Employee (or his estate) in a lump sum as of such Termination Date. Subject to the terms and conditions of this Agreement, the Employee shall also be entitled to such other benefits for which he is eligible under the terms and conditions of the Employer’s employee benefit plans, stock options arrangements, and any applicable law. The accrued compensation and benefits described in this Section 10.2(a) are collectively referred to as the “Accrued Benefits.”

(b)                If (i) the Employee voluntarily terminates his employment hereunder without Good Reason (as defined in Section 10.2(e) below) or (ii) the Employee’s employment hereunder terminates by reason of his death or disability or (iii) the Employer terminates the employment of the Employee, at any time, for Cause, then, other than the Accrued Benefits, neither the Employee nor his estate, heirs or other successors shall be entitled to severance pay or other benefits under this Agreement after the Termination Date.

(c)                If the employment of the Employee is terminated by the Employer for any reason other than for Cause (as defined in Section 10.2(e) below) at any time or if the employment of the Employee is terminated by the Employee for Good Reason then, subject to Sections 10.3 and subsection (d) hereof, and in addition to the Accrued Benefits, the Employee shall be entitled to: (i) severance pay in the form of a continuation of the periodic payment of his salary for a period of three (3) months from the Termination Date (provided that such period shall be extended to a total of six (6) months if the Employee’s date of termination occurs on or after the eighteen (18) month anniversary of the date of this Agreement or at any time following a Change of Control); and (ii) an amount equal to the product of (A) the maximum performance bonus, pursuant to Section 8.2, that he would have been eligible to receive for the year in which such termination occurs, multiplied by (B) 0.25 (provided that such multiple shall be increased to 0.5 if the Employee’s date of termination occurs on or after the eighteen (18) month anniversary of the date of this Agreement or at any time following a Change of Control), which shall be payable no later than the last installment of his severance. The continued salary payments referred to in the foregoing clause (i) shall be made in accordance with the Employer’s standard payroll practices and timing as in effect from time to time.

(d)                If the employment of the Employee is terminated by the Employer for any reason other than for Cause, or if the employment of the Employee is terminated by the Employee for Good Reason at any time, continuation coverage under the Employer’s private health and dental plans, then the Employer will subsidize the cost of such coverage for a period of three 3 months from the Termination Date (provided that such period shall be extended to a total of six (6) months if the Employee’s date of termination occurs on or after the eighteen (18) month anniversary of the date of this Agreement or at any time following a Change of Control)

(e)                For purposes of this Agreement, “Cause” shall mean (i) the Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), (ii) the Employee’s willful failure to comply with any valid directive of the Board of Directors, (iii) the Employee’s engagement in dishonesty, illegal conduct, or serious misconduct, which is, in each case, materially injurious to the Employer, EyeGate or their respective affiliates, (iv) the Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Employee’s employment with the Employer, (v) the Employee’s conviction or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, (vi) the Employee’s material violation of the Employer’s or EyeGate’s written policies or codes of conduct, or (vii) the Employee’s material breach of any material obligation under this Agreement, the Confidentiality Agreement or any other written agreement between the Employee, on the one hand, and the Employer and/or EyeGate, on the other hand. For the purposes of this Agreement, “Good Reason” shall mean (i) the failure of the Employer to employ the Employee in his current position such that Employee’s duties, authority, or responsibilities are materially diminished without the Employee’s consent; (ii) a material reduction in the Employee’s aggregate base salary below the amount stipulated in Section 8.1 hereof without the Employee’s consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of EyeGate’s officers); or (iii) a material breach by the Employer or EyeGate of this Agreement. The Employee cannot terminate employment for Good Reason unless the Employee has provided written notice to the Employer of the existence of the circumstances providing grounds for termination for Good Reason and the Employer has had at least thirty (30) calendar days from the date on which such notice is provided to cure such circumstances.

(f)                 In the event that the employment of the Employee is terminated by the Employer for any reason other than for Cause or in the event that the Employee voluntarily terminates his employment hereunder for Good Reason, then that portion of the Employee’s then unvested stock options and/or restricted stock awards granted to the Employee under any EyeGate stock option plan which would have become vested over the three (3) month period following such termination (provided that such period shall be extended to a total of six (6) months if the Employee’s date of termination occurs on or after the eighteen (18) month anniversary of the date of this Agreement or at any time following a Change of Control) had the Employee continued as an employee of Employer throughout such applicable period, shall, instead, become fully vested and immediately exercisable on the Termination Date, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and EyeGate and the Employee hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision.

(g)                The Employee hereby acknowledges and agrees that (i) he shall not be entitled to receive any compensation or benefits from the Employer or EyeGate with respect to any period of time after the Termination Date except to the extent otherwise expressly provided in this Section 10.2.; and (ii) EyeGate may set off any amounts the Employee owes EyeGate against any amounts EyeGate owes the Employee at the date of termination except for amounts EyeGate is not entitled by law to set off.

10.3          Employee Release. Any obligation of the Employer to provide the Employee severance payments or other benefits under this Agreement is expressly conditioned upon the Employee reviewing and signing (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to the Employer (the “Release”). The Employer shall provide the Employee with the Release promptly after the date on which the Employee gives or receives, as the case may be, notice of termination of the Employee’s employment. Payment of all severance payment or other benefits to which the Employee may be entitled after the Termination Date, other than the Accrued Benefits, shall commence after the effective date of the Release, as set forth in the Release. To the extent that the Release’s effective date occurs after severance payments or other benefits may become due under Section 10.2 hereof, the payments that have accumulated between the Termination Date and before the Release’s effective date will be paid in a lump sum in the first payment made after the Release’s effective date.

11.           Proprietary Information, Inventions and Non-Solicitation Agreement. The Employee hereby acknowledges that he has entered into EyeGate’s standard form of Proprietary Information, Inventions and Non-Solicitation Agreement (the “Confidentiality Agreement”), which is incorporated herein as if reproduced in its entirety. By accepting this Agreement, the Employee hereby ratifies and accepts the terms of the Employee Proprietary Information, Inventions and Non-Solicitation Agreement.

12.           Unique Nature of Agreement; Specific Enforcement. The Employer, EyeGate and the Employee agree and acknowledge that the rights and obligations set forth with this Agreement are of a unique and special nature and that the Employer is, therefore, without an adequate legal remedy in the event of the Employee’s violation of any of the covenants set forth in this Agreement. The Employer, EyeGate and the Employee agree, therefore, that each of the covenants made by the Employee under this Agreement shall be specifically enforceable in equity, without the need to post a bond or provide other security, in addition to all other rights and remedies, at law or in equity or otherwise (including termination of employment), that may be available to the Employer or EyeGate.

13.           Miscellaneous.

13.1          Entire Agreement. This Agreement, the Confidentiality Agreement, and the Stock Option Agreements shall represent the entire agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

13.2          Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

13.3          Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, in the case of the Employee, his heirs. This Agreement may be assigned by the Employer to any Affiliate of the Employer and to a successor of its business (whether by purchase or otherwise). “Affiliate of the Employer” means any person which, directly or indirectly, controls or is controlled by, or is under common control with, the Employer and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, the holding of office in another, by contract, or otherwise. The Employee may not assign or transfer any or all of her rights or obligations under this Agreement.

13.4          Disputes. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. Each party waives any right to a jury trial.

13.5          Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

13.6          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All disputes or claims shall be brought in the state or federal courts located in Suffolk County Massachusetts and each party waives its jurisdictional rights to other venues and to any defenses based on jurisdiction.

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IN WITNESS WHEREOF, the Employer, EyeGate and the Employee have executed this Agreement as of the date first set forth above.

Employer:

BAYON THERAPEUTICS PTY LTD

By:	/s/ Brian M. Strem, Ph.D.
Name:	Brian M. Strem, Ph.D.
Title:	Director

EyeGate:

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Brian M. Strem, Ph.D.
Name:	Brian M. Strem, Ph.D.
Title:	President and Chief Executive Officer

Employee:

/s/ Eric J. Daniels, MD, MBA
Eric J. Daniels, MD, MBA

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